Exhibit 99.1
Dream Finders Homes Announces the Closing of its Acquisition of Alliant National Title Insurance Company, Inc.
Jacksonville, FL. — April 21, 2025 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders” or “DFH”) (NYSE: DFH) announced today that it has closed on its acquisition of Alliant National Title Insurance Company, Inc. (“Alliant National”) and a related affiliate after the initial deal announcement on October 23, 2024. The acquisition was formally closed on April 18, 2025.
This acquisition represents a significant expansion of Dream Finders’ financial services capabilities, as Alliant National underwrites title insurance policies with more than 700 independent agents in 32 states and the District of Columbia.
Patrick Zalupski, Dream Finders’ Chairman and CEO, said, “We are pleased to close on this transaction and formally welcome David Sinclair and the Alliant National team to our Dream Finders Homes family. This partnership creates significant value for both Alliant National and Dream Finders as a result of further vertical integration and additional service offerings to our stakeholders. We are committed to investing towards the continued success of Alliant National’s platform and look forward to expanding our presence in the industry.”
About Dream Finders Homes, Inc.
Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, Florida. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, Arizona, and the Washington, D.C. metropolitan area, which comprises Northern Virginia and Maryland. Through its wholly owned subsidiaries, DFH also provides mortgage financing and title services to homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.
Forward-Looking Statements
This press release includes forward-looking statements regarding the expected benefits of the Alliant National acquisition. All forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. These statements reflect management’s current views with respect to future events and are subject to various risks, uncertainties and assumptions, which are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2024 and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.
Contacts:
Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com